Exhibit 99.2

TransDigm Inc. Announces Pricing of Tender Offer

For Its 8 3/8% Senior Subordinated Notes Due 2011

CLEVELAND, OHIO, June 9, 2006 - TransDigm Inc., a wholly-owned subsidiary of TransDigm Group Incorporated (NYSE: TDG), announced today the consideration to be paid in its previously announced cash tender offer and consent solicitation for any and all of its outstanding 8 3/8% Senior Subordinated Notes due 2011 (the “Notes”). The tender offer and consent solicitation are subject to the terms and conditions set forth in TransDigm’s Offer to Purchase and Consent Solicitation Statement dated May 25, 2006 and the related Consent and Letter of Transmittal (the “Offer Documents”).

The total consideration that will be payable in respect of Notes that are accepted for payment and that were validly tendered with consents delivered and not withdrawn on or prior to 5:00 p.m., New York City time, on June 8, 2006, will be $1,064.08 per $1,000 principal amount of the Notes. TransDigm currently expects to accept for payment, subject to the satisfaction or waiver of the conditions set forth in the Offer Documents, all of the validly tendered Notes on June 23, 2006, and the total consideration for the Notes was determined assuming payment on such date. In addition to the total consideration, which includes a consent payment of $30 per $1,000 principal amount of the Notes that will only be payable in respect of Notes that are accepted for payment and that were validly tendered with consents delivered and not withdrawn on or prior to 5:00 p.m., New York City time, on June 8, 2006, TransDigm will pay accrued and unpaid interest up to but not including the payment date for the Notes purchased in the tender offer. The total consideration was determined as of 10:00 a.m., New York City time, today, and was calculated based on the present value of $1,062.81 and all future interest payments on the Notes to July 15, 2006, minus accrued and unpaid interest from the last date on which interest has been paid, up to, but not including, the scheduled payment date. The present value was determined using the yield on the 7.0% U.S. Treasury Note due July 15, 2006, which was 5.298% as of 10:00 a.m., New York City time, today, plus a fixed spread of 50 basis points

The tender offer will expire at midnight, New York City time, on June 22, 2006, unless extended or earlier terminated by TransDigm. In the event that the expiration date is extended, new pricing terms may be determined. Information regarding the pricing, tender and delivery procedures and the conditions to the tender offer and consent solicitation is contained in the Offer Documents.

The tender offer is subject to the conditions set forth in the Offer Documents, including TransDigm obtaining the financing necessary to pay for the Notes tendered and the consents delivered and to refinance all of the other indebtedness of TransDigm and its affiliates described in the Offer Documents.

TransDigm has retained Credit Suisse Securities (USA) LLC to act as Dealer Manager in connection with the tender offer and consent solicitation. Questions about the tender offer and consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 538-0652 (collect). Copies of the Offer Documents and other related documents may be obtained from MacKenzie Partners, Inc., the information agent for the tender offer and consent solicitation, at (800) 322-2885 (toll free) or (212) 925-5500 (collect).

The tender offer and consent solicitation are being made solely by means of the Offer Documents. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Notes or any other securities of TransDigm. It also is not a solicitation of consents to the proposed amendments to the indenture governing the Notes. No recommendation is made as to whether holders of the Notes should tender their Notes or give their consents.

Safe Harbor for Forward-Looking and Cautionary Statements

Certain statements in this press release are forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of TransDigm Group Incorporated, the ultimate parent of TransDigm Inc., to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Statements regarding the tender offer and the consent solicitation, as well as any other statements that are not historical facts in this press release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, general market conditions, whether the conditions to the closing of the tender offer and consent solicitation are satisfied (including whether the financing transactions described in the Offer Documents are consummated) and other factors detailed in the filings made by TransDigm Group Incorporated and TransDigm Inc. with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. Except as required by applicable law, neither TransDigm Group Incorporated nor TransDigm Inc. undertakes any duty to update these forward-looking statements due to new information or as a result of future events.

About TransDigm Group

TransDigm Group Incorporated, through its wholly-owned subsidiaries, including TransDigm Inc., is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, gear pumps, mechanical/electro-mechanical actuators and controls, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors, engineered latches and cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors and specialized valving.

CONTACT:

Investor Relations
216.706.2945
ir@transdigm.com